Exhibit 99.1

FOR IMMEDIATE RELEASE

Outerwall and Affiliates of Certain Funds Managed by Affiliates of Apollo Global Management Announce

the Closing of the Previously Announced Transaction Amongst the Parties

BELLEVUE, WA AND NEW YORK, NY — September 27, 2016 — Outerwall Inc. (“Outerwall” or the “Company”) (Nasdaq: OUTR) and affiliates of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) today announced the successful completion of the previously announced transaction amongst the parties, whereby affiliates of the Apollo Funds acquired all of the outstanding common stock of Outerwall.

The transaction was effected through a previously announced cash tender offer for all of the outstanding shares of common stock of Outerwall followed by a merger. The cash tender offer, which was made at $52.00 per share pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into by affiliates of the Apollo Funds, Outerwall, and Redbox Automated Retail, LLC, a wholly owned subsidiary of Outerwall (“Redbox”), on July 24, 2016, expired at 12:00 midnight, New York City time, on September 22, 2016 (one minute after 11:59 p.m., New York City time, on September 22, 2016). On September 23, 2016, shares of common stock of Outerwall (other than shares tendered by guaranteed delivery where actual delivery had not occurred) that were validly tendered and not withdrawn, which constituted approximately 69.3% of the then outstanding shares of Outerwall, were accepted for payment. Outerwall shares validly tendered by guaranteed delivery were accepted for payment upon receipt.

On September 27, 2016, in accordance with the Merger Agreement, the acquisition was completed by (i) merging Outerwall with an affiliate of the Apollo Funds pursuant to Section 251(h) of the General Corporation Law of the State of Delaware and (ii) immediately thereafter, merging Redbox with an affiliate of the Apollo Funds pursuant to the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In connection with the merger, all shares not validly tendered in the tender offer (subject to certain exceptions, including shares for which appraisal rights were validly demanded and not subsequently withdrawn or lost) were cancelled and converted into the right to receive $52.00 cash per share. As a result of the transaction, which was valued at approximately $1.6 billion, including net debt, effective today Outerwall became a privately-held company and Outerwall’s common stock ceased trading on the Nasdaq Global Select Market and will be delisted.

Morgan Stanley & Co. LLC served as financial advisor to Outerwall and Perkins Coie LLP and Wachtell, Lipton, Rosen & Katz served as legal counsel. LionTree Advisors, Bank of America Merrill Lynch, Barclays, Credit Suisse and Jefferies LLC acted as M&A advisors to Apollo and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal advisor to Apollo.

Financing was provided by Bank of America Merrill Lynch, Jefferies Finance LLC, Barclays, Credit Suisse and Deutche Bank.

About Outerwall

Outerwall Inc. has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company delivers breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

About Apollo

Apollo (NYSE: APO) is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Singapore, Mumbai, Delhi, Shanghai and Hong Kong. Apollo had assets under management of approximately $186 billion as of June 30, 2016, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words indicating future events, performance, results and actions, such as “will” and “expect,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The forward-looking statements in this press release include, among others, statements regarding the Company’s businesses following its acquisition by affiliates of the Apollo Funds. Forward-looking statements are not guarantees of future actions, events or performance, which may vary materially from those expressed or implied in such statements. Differences may result from, among other things, actions taken by the Company or Apollo, or other third parties, including those beyond the Company’s control. Such risks and uncertainties include, but are not limited to, results and timing of strategic and financial activities, continuation of or changes in strategic and financial objectives, and the ability to attract new or maintain retailer relationships, penetrate or maintain markets and distribution channels, and react to changing consumer demands. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, results or actions, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), as well as other public filings with the SEC. These forward-looking statements reflect the Company’s expectations as of the date hereof. The Company undertakes no obligation to update the information provided herein.

Media Contacts:

Joele Frank, Wilkinson Brimmer Katcher for Outerwall Inc.

Matthew Sherman / James Golden / Scott Bisang / Matthew Gross

212-355-4449

Apollo Global Management, LLC

Gary Stein

212-822-0467

gstein@apollolp.com

Rubenstein Associates, Inc. for Apollo Global Management, LLC

Charles Zehren

212-843-8590

czehren@rubenstein.com